EXHIBIT 99.1

PRESS RELEASE	Corporate Headquarters
2100 McKinney Avenue Suite 1250 Dallas, TX 75201 www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Kristyn Farahmand	Steve Iaco
Investors	Media
214.863.3145	212.984.6535

CBRE GROUP, INC. REPORTS FINANCIAL RESULTS FOR Q4 AND FULL YEAR 2020
GAAP EPS of $0.93 for Q4 and $2.22 for 2020
Adjusted EPS of $1.45 for Q4 and $3.27 for 2020
Dallas, TX – February 23, 2021 — CBRE Group, Inc. (NYSE:CBRE) today reported financial results for the fourth quarter and year ended December 31, 2020.
“We ended 2020 on a high note with adjusted earnings per share for the quarter reaching an all-time high and adjusted EBITDA growing by 9%,” said Bob Sulentic, CBRE’s president and chief executive officer. “This capped a year of significant challenges stemming from Covid-19, but also one that brought to the forefront CBRE’s competitive advantages, our ability to capitalize on often-overlooked industry opportunities, and the resiliency we’ve built into the business over the past decade.”
“Our broad diversification across four key dimensions – property types, lines of business, geographic markets and clients – has served us well compared with prior downturns,” he continued. “Now we are exiting the worst of the Covid-19 crisis in great shape, with a leaner operating structure, significant financial capacity and a strategy squarely aimed at the many opportunities unfolding in our industry, including those with secular tailwinds. We’ve built our long-term plan on the assumption that office demand remains under pressure. Nevertheless, we still expect to achieve a minimum of low double-digit average annual adjusted earnings per share growth from this year through at least 2025, absent a recession, with meaningful upside potential from additional capital allocation.”

CBRE Press Release
February 23, 2021

Consolidated Financial Results Overview
The following table presents highlights of CBRE performance (dollars in millions, except per share data):

			% Change				% Change
	Q4 2020	Q4 2019	USD	LC (1)	FY 2020	FY 2019	USD	LC (1)
Operating Results
Revenue	$6,911	$7,119	(2.9%)	(4.0%)	$23,826	$23,894	(0.3%)	(0.2%)
Fee revenue (2)	3,413	3,672	(7.1%)	(8.4%)	10,891	11,861	(8.2%)	(8.3%)
GAAP net income	314	638	(50.8%)	(51.6%)	752	1,282	(41.4%)	(42.1%)
GAAP EPS	$0.93	$1.87	(50.6%)	(51.3%)	$2.22	$3.77	(41.0%)	(41.7%)
Adjusted EBITDA (3)	753	691	9.0%	7.3%	1,892	2,064	(8.3%)	(8.7%)
Adjusted net income (4)	491	449	9.4%	7.6%	1,108	1,263	(12.3%)	(13.4%)
Adjusted EPS (4)	$1.45	$1.32	9.9%	8.1%	$3.27	$3.71	(11.7%)	(12.8%)

Cash Flow Results
Cash flow from operations	$940	$1,049	(10.3%)		$1,831	$1,223	49.6%
Less: Capital expenditures	76	97	(22.0%)		267	294	(9.2%)
Free cash flow (5)	$864	$951	(9.1%)		$1,564	$930	68.2%
Results for the quarter were negatively impacted by the Covid-19 pandemic, which continued to constrain sales and leasing activity. Additionally, GAAP net income and earnings per share reflect about $120 million of costs related to transformation initiatives, which reduced GAAP earnings per share by about $0.28 per diluted share. Adjusted earnings per share and adjusted EBITDA, which exclude these transitory costs, increased markedly from fourth-quarter 2019.
Advisory Services Segment
The following table presents highlights of the Advisory Services segment performance (dollars in millions):

			% Change
	Q4 2020	Q4 2019	USD	LC
Revenue	$2,460	$2,815	(12.6%)	(13.7%)
Fee revenue	2,218	2,548	(13.0%)	(14.0%)
Adjusted EBITDA	482	523	(7.9%)	(9.2%)
Adjusted EBITDA on revenue margin (6)	19.6%	18.6%	1.0%	1.0%
Adjusted EBITDA on fee revenue margin (6)	21.7%	20.5%	1.2%	1.1%
In Advisory Services, the severe economic effects of the Covid-19 pandemic continued to constrain higher-margin lease and sales revenue, leading to lower adjusted EBITDA in the fourth quarter.
Large office occupiers continued to defer leasing decisions, resulting in a 28% (29% local currency) decline in advisory leasing revenue. Fourth quarter activity was soft across most of the world, with U.S. leasing revenue down 36%. Industrial leasing revenue, fueled by e-commerce, rose 20% globally and 24% in the Americas. Robust growth in industrial leasing limited the U.K.’s overall leasing revenue decline to 6% (8% local currency) in the quarter.

CBRE Press Release
February 23, 2021

Capital flows into commercial real estate improved from earlier in the year, but global market activity remained well below 2019 levels. Global property sales revenue declined 15% (16% local currency). However, the U.S. performed much better with sales revenue down only 5%, driven by strong industrial and multifamily activity and an overall market share gain of 90 basis points for the quarter, according to Real Capital Analytics. In North Asia, sales revenue was flat (down 5% local currency) as strength in China offset weakness elsewhere.
By contrast, commercial mortgage originations were robust, reflecting a surge in government agency lending. Commercial mortgage revenue rose 49% (same local currency) from fourth-quarter 2019. Refinancing continued to drive lending activity and loan sales increased sharply. The recent rise in Treasury yields has been partially offset by tighter spreads as more lenders compete to place capital.
Revenue from loan servicing, which is performed for lenders on a contractual basis, jumped 25% (24% local currency) for the quarter. The loan servicing portfolio ended 2020 at approximately $269 billion, up 17% for the year.
Valuation also performed well with revenue up 4% (2% local currency), reflecting increased assignments from investor clients, particularly in Continental Europe, North Asia and Pacific. Property management and advisory project management services fee revenue fell 4% (6% local currency).
Global Workplace Solutions (GWS) Segment
The following table presents highlights of the GWS segment performance (dollars in millions):

			% Change
	Q4 2020	Q4 2019	USD	LC
Revenue	$4,161	$4,057	2.6%	1.5%
Fee revenue	906	877	3.3%	1.5%
Adjusted EBITDA	161	125	28.8%	26.6%
Adjusted EBITDA on revenue margin	3.9%	3.1%	0.8%	0.8%
Adjusted EBITDA on fee revenue margin	17.8%	14.3%	3.5%	3.5%
Despite the ongoing challenges from Covid-19, CBRE’s GWS segment achieved robust global adjusted EBITDA growth, driven by strong gains in Continental Europe and North Asia as well as cost-control actions.
Solid fee revenue growth was constrained by sharply lower transaction activity for GWS occupier clients. Facilities management, which accounted for 84% of the segment’s fee revenue and is largely contractual, rose 7% (5% local currency). Facilities management growth was especially strong in Continental Europe. Project management fee revenue also rose notably, up 7% (5% local currency), with strong growth in Continental Europe, North Asia and India/Southeast Asia/Middle East/Africa.
The segment’s overall margin expansion of approximately 350 basis points reflected the benefit of lower discretionary spending and structural changes to the cost base.

CBRE Press Release
February 23, 2021

Real Estate Investments (REI) Segment
The following table presents highlights of the REI segment performance (dollars in millions):

			% Change
	Q4 2020	Q4 2019	USD	LC
Revenue	$289	$247	17.2%	15.2%
Adjusted revenue (7)	307	212	44.6%	42.5%
Adjusted EBITDA (8)	110	43	158.6%	154.2%
The sharp increase in this segment’s adjusted EBITDA was driven by robust performance from both investment management and U.S. development activity.
Investment management revenue rose 34% (30% local currency) to $150.2 million, reflecting strong carried interest revenue contributions and higher asset management, incentive and acquisition fees. Carried interest of $31.5 million – compared with $9.7 million in fourth-quarter 2019 – included strong gains on the disposition of a retail property portfolio in South Korea. Adjusted EBITDA surged 228% (217% local currency), as asset management growth and strong investment gains, including co-investment returns, were complemented by prudent cost management.
Assets under management at year-end 2020 totaled $122.7 billion, a record high for the company and an increase of $8.2 billion ($4.9 billion local currency) from third-quarter 2020. The increase reflected higher asset valuations, net capital inflows and favorable foreign currency movement.
U.S. real estate development contributed $58.3 million of adjusted EBITDA in the fourth quarter, more than double the $24.0 million achieved in the year-earlier fourth quarter. These results benefited from elevated industrial asset sales during the quarter. The U.K. multifamily development business (Telford Homes) produced $9.2 million of adjusted EBITDA, down from $10.9 million in fourth-quarter 2019.
The in-process development portfolio ended 2020 at $14.9 billion, up $0.1 billion from third-quarter 2020 – a record level for the company. Three asset types that remain in strong demand, multifamily, industrial and health care, plus office buildings that are at least 90% leased, comprise more than 80% of this portfolio. In addition, more than half of the in-process portfolio is attributable to fee-development and built-to-suit projects. The pipeline increased by $0.2 billion from third-quarter 2020 to $6.1 billion.
Investment in the startup of the company’s flexible workspace business, Hana, contributed a loss of $10.4 million, up from a loss of $8.4 million in fourth-quarter 2019. Hana operates 10 existing units in the U.S. and U.K., totaling nearly 500,000 sq. ft.
On February 22, 2021, CBRE announced the acquisition of a 35% interest in Industrious, a leading provider of premium flexible workplace solutions in the U.S., with the expectation to increase its total stake to 40% in the coming weeks. Under the agreement, Hana will be combined with Industrious in the second quarter.

CBRE Press Release
February 23, 2021

Adjustments to GAAP Net Income and Earnings Per Share
Adjustments to GAAP net income totaled $177.0 million on a net basis. This included approximately $223.8 million of positive pre-tax adjustments, including $120.5 million of costs associated with transformation initiatives; $75.6 million of write-offs of financing costs on extinguished debt; $18.7 million of non-cash acquisition-related depreciation and amortization; $13.5 million of asset impairments; $11.4 million of investment management carried interest incentive compensation reversal to align with the timing of associated carried interest revenue; $4.4 million of costs incurred related to legal entity restructuring; $2.3 million of fair value adjustments to real estate assets acquired in the Telford Homes acquisition that were sold in the fourth quarter; $0.2 million of integration and other costs related to acquisitions; and a $46.8 million net tax adjustment associated with the aforementioned pre-tax adjustments.
GAAP net income decreased 51% (52% local currency) to $314 million and earnings per share decreased 51% (same local currency) to $0.93 per diluted share, compared with the prior-year period. Adjusted net income increased 9% (8% local currency) to $491 million and adjusted earnings per share increased 10% (8% local currency) to $1.45 per diluted share, compared with the prior-year period. The decrease in GAAP earnings per share largely reflected costs associated with transformation initiatives, which have been excluded from adjusted earnings per share. Certain of these costs were being contemplated prior to the onset of the Covid-19 pandemic and reflect the outcome of an in-depth strategic review. These initiatives are expected to drive significant cost structure benefits going forward.
Capital Allocation Overview
•Free Cash Flow – During the fourth quarter of 2020, free cash flow decreased 9% to approximately $864 million. This reflected cash flow from operating activities of $940 million, less total capital expenditures of $76 million. Net capital expenditures (of which a considerable portion during the period was discretionary) totaled $56.6 million.(9)
•Stock Repurchase Program – The company did not repurchase any of its stock during the fourth quarter of 2020, and has $350 million of capacity remaining under its repurchase program.
•Acquisitions – During the fourth quarter of 2020, the company acquired a provider of facilities and technical maintenance services in Australia.
Leverage and Financing Overview
•Leverage – The company’s net leverage ratio (net cash(10) to full year adjusted EBITDA) was (0.21x) as of December 31, 2020, which is substantially below the company’s primary debt covenant of 4.25x. The net leverage ratio is computed as follows (dollars in millions):

As of
December 31, 2020

Total debt	$1,387
Less: Cash (11)	1,793
Net cash	$(406)

Divided by: full year adjusted EBITDA	$1,892

Net leverage ratio	(0.21x)

CBRE Press Release
February 23, 2021

•Liquidity – As of December 31, 2020, the company had approximately $4.6 billion of total liquidity, consisting of approximately $1.8 billion in cash(11) plus the ability to borrow an aggregate of approximately $2.8 billion under its revolving credit facilities, net of any outstanding letters of credit.
Conference Call Details
The company’s fourth quarter earnings webcast and conference call will be held today (Tuesday, February 23, 2021) at 8:30 a.m. Eastern time. Investors are encouraged to access the webcast via this link or they can click this link beginning at 8:15 a.m. Eastern time for automated access to the conference call.
Alternatively, investors may dial into the conference call using these operator-assisted phone numbers: 877.407.8037 (U.S.) or 201.689.8037 (International). A replay of the call will be available starting at 1:00 p.m. Eastern time on February 23, 2021. The replay is accessible by dialing 877.660.6853 (U.S.) or 201.612.7415 (International) and using the access code 13715077#. A transcript of the call will be available on the company’s Investor Relations website at https://ir.cbre.com.
About CBRE Group, Inc.
CBRE Group, Inc. (NYSE: CBRE), a Fortune 500 and S&P 500 company headquartered in Dallas, is the world’s largest commercial real estate services and investment firm (based on 2020 revenue). The company has more than 100,000 employees serving clients in more than 100 countries. CBRE serves a diverse range of clients with an integrated suite of services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com. We routinely post important information on our website, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investor Relations section of our website at https://ir.cbre.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Securities and Exchange filings and public conference calls and webcasts.
Safe Harbor and Footnotes
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s future growth momentum, operations, market share, business outlook, capital deployment and financial performance. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this press release. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, the company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic, political and regulatory conditions and significant public health events, particularly in geographies or industry sectors where our business may be concentrated; volatility or adverse developments in the securities, capital or credit markets, interest rate increases and conditions affecting the value of real estate assets, inside and outside the United States; poor performance of real estate investments or other conditions that negatively impact clients’ willingness to make real estate or long-term contractual commitments and the cost and availability of capital for investment in real estate; foreign currency fluctuations and changes in currency restrictions, trade sanctions and import/export and transfer pricing rules; disruptions to business, market and operational conditions related to the Covid-19 pandemic and the impact of government rules and regulations intended to mitigate the effects of this pandemic, including, without limitation, rules and regulations that impact us as a loan originator and servicer for U.S. Government Sponsored Enterprises (GSEs); our ability to compete globally, or in specific geographic markets or business segments that are material to us; our ability to identify, acquire and integrate accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of companies we

CBRE Press Release
February 23, 2021

may acquire; increases in unemployment and general slowdowns in commercial activity; trends in pricing and risk assumption for commercial real estate services; the effect of significant changes in capitalization rates across different property types; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; our ability to further diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; our ability to attract new user and investor clients; our ability to retain major clients and renew related contracts; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to continue investing in our platform and client service offerings; our ability to maintain expense discipline; the emergence of disruptive business models and technologies; negative publicity or harm to our brand and reputation; the failure by third parties to comply with service level agreements or regulatory or legal requirements; the ability of our investment management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; the ability of our indirect subsidiary, CBRE Capital Markets, Inc., to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; declines in lending activity of U.S. GSEs, regulatory oversight of such activity and our mortgage servicing revenue from the commercial real estate mortgage market; changes in U.S. and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, tariffs, currency controls and other trade control laws), particularly in Asia, Africa, Russia, Eastern Europe and the Middle East, due to the level of political instability in those regions; litigation and its financial and reputational risks to us; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; our ability to retain and incentivize key personnel; our ability to manage organizational challenges associated with our size; liabilities under guarantees, or for construction defects, that we incur in our development services business; variations in historically customary seasonal patterns that cause our business not to perform as expected; our leverage under our debt instruments as well as the limited restrictions therein on our ability to incur additional debt, and the potential increased borrowing costs to us from a credit-ratings downgrade; our and our employees’ ability to execute on, and adapt to, information technology strategies and trends; cybersecurity threats or other threats to our information technology networks, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our ability to comply with laws and regulations related to our global operations, including real estate licensure, tax, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries; changes in applicable tax or accounting requirements; and any inability for us to implement and maintain effective internal controls over financial reporting.
Additional information concerning factors that may influence the company’s financial information is discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our most recent Annual Report on Form 10-K, as well as in the company’s press releases and other periodic filings with the Securities and Exchange Commission (SEC). Such filings are available publicly and may be obtained on the company’s website at www.cbre.com or upon written request from CBRE’s Investor Relations Department at investorrelations@cbre.com.
The terms “fee revenue,” “adjusted revenue,” “adjusted net income,” “adjusted earnings per share” (or adjusted EPS), “adjusted EBITDA,” “adjusted EBITDA on revenue margin,” “adjusted EBITDA on fee revenue margin,” “free cash flow” and “net cash” all of which CBRE uses in this press release, are non-GAAP financial measures under SEC guidelines, and you should refer to the footnotes below as well as the “Non-GAAP Financial Measures” section in this press release for a further explanation of these measures. We have also included in that section reconciliations of these measures in specific periods to their most directly comparable financial measure calculated and presented in accordance with GAAP for those periods.
Totals may not sum in tables in millions included in this release due to rounding.
Note – CBRE has not reconciled the (non-GAAP) adjusted earnings per share forward-looking guidance included in this press release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to costs related to acquisitions, carried interest incentive compensation and financing costs, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

CBRE Press Release
February 23, 2021

(1)Local currency percentage change is calculated by comparing current-period results at prior-period exchange rates versus prior-period results.
(2)Fee revenue is gross revenue less both client reimbursed costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients.
(3)EBITDA represents earnings before depreciation and amortization, asset impairments, interest expense, net of interest income, write-off of financing costs on extinguished debt, and provision for income taxes. Amounts shown for adjusted EBITDA further remove (from EBITDA) the impact of costs associated with transformation initiatives, costs associated with workforce optimization efforts, fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, integration and other costs related to acquisitions, carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, and costs associated with our 2019 segment reorganization, including cost-savings initiatives.
(4)Adjusted net income and adjusted earnings per diluted share (or adjusted EPS) exclude the effect of select items from GAAP net income and GAAP earnings per diluted share as well as adjust the provision for income taxes for such charges. Adjustments during the periods presented included costs associated with transformation initiatives, non-cash depreciation and amortization expense related to certain assets attributable to acquisitions, certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, the impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, integration and other costs related to acquisitions, asset impairments, costs primarily associated with our workforce optimization efforts in response to the Covid-19 pandemic, costs associated with our 2019 segment reorganization, including cost-savings initiatives, and write-off of financing costs on extinguished of debt.
(5)Free cash flow is calculated as cash flow from operations, less capital expenditures (reflected in the investing section of the consolidated statement of cash flows).
(6)Adjusted EBITDA on revenue and fee revenue margins represents adjusted EBITDA divided by revenue and fee revenue, respectively.
(7)Adjusted revenue for the Real Estate Investments segment reflects revenue for this segment, less the direct cost of revenue, along with equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests. Adjusted revenue also removes the impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in the period.
(8)Adjusted EBITDA in the Real Estate Investments segment includes equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the associated compensation expense.
(9)For the three months ended December 31, 2020, the company incurred capital expenditures of $76.0 million (reflected in the investing section of the condensed consolidated statement of cash flows) and received tenant concessions from landlords of $19.4 million (reflected in the operating section of the condensed consolidated statement of cash flows).
(10)Net cash is calculated as cash available for company use less total debt (excluding non-recourse debt).
(11)Cash represents cash and cash equivalents (excluding restricted cash) and excludes $102.9 million of cash in consolidated funds and other entities not available for company use at December 31, 2020.

CBRE Press Release
February 23, 2021

CBRE GROUP, INC.
OPERATING RESULTS
FOR THE THREE MONTHS AND TWELVE MONTHS ENDED DECEMBER 31, 2020 AND 2019
(Dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenue:
Fee revenue	$3,413,043	$3,672,173	$10,890,911	$11,860,845
Pass through costs also recognized as revenue	3,497,458	3,447,234	12,935,284	12,033,246
Total revenue	6,910,501	7,119,407	23,826,195	23,894,091

Costs and expenses:
Cost of revenue	5,370,830	5,533,853	19,047,620	18,689,013
Operating, administrative and other	951,106	956,152	3,306,205	3,436,009
Depreciation and amortization	143,825	115,362	501,728	439,224
Asset impairments	13,505	750	88,676	89,787
Total costs and expenses	6,479,266	6,606,117	22,944,229	22,654,033

Gain on disposition of real estate (1)	12,661	551	87,793	19,817

Operating income	443,896	513,841	969,759	1,259,875

Equity income from unconsolidated subsidiaries (1)	53,674	40,692	126,161	160,925
Other income	4,420	2,744	17,394	28,907
Interest expense, net of interest income	15,958	18,116	67,753	85,754
Write-off of financing costs on extinguished debt	75,592	—	75,592	2,608
Income before provision for income taxes	410,440	539,161	969,969	1,361,345
Provision for (benefit of) income taxes	95,054	(99,972)	214,101	69,895
Net income	315,386	639,133	755,868	1,291,450
Less: Net income attributable to non-controlling interests (1)	1,621	1,515	3,879	9,093
Net income attributable to CBRE Group, Inc.	$313,765	$637,618	$751,989	$1,282,357

Basic income per share:
Net income per share attributable to CBRE Group, Inc.	$0.94	$1.90	$2.24	$3.82
Weighted average shares outstanding for basic income per share	335,397,942	334,745,003	335,196,296	335,795,654

Diluted income per share:
Net income per share attributable to CBRE Group, Inc.	$0.93	$1.87	$2.22	$3.77
Weighted average shares outstanding for diluted income per share	338,799,615	340,333,005	338,392,210	340,522,871

Adjusted EBITDA	$752,966	$690,629	$1,892,385	$2,063,783
_______________
(1)Equity income from unconsolidated subsidiaries and gain on disposition of real estate, less net income attributable to non-controlling interests, includes income of $63.7 million and $41.4 million for the three months ended December 31, 2020 and 2019, respectively, and $208.3 million and $166.9 million for the twelve months ended December 31, 2020 and 2019, respectively, attributable to Real Estate Investments but does not include significant related compensation expense (which is included in Operating, administrative and other expenses). In the Real Estate Investments segment, related equity income from unconsolidated subsidiaries and gain on disposition of real estate, net of non-controlling interests, and the associated compensation expense, are all included in adjusted EBITDA.

CBRE Press Release
February 23, 2021

CBRE GROUP, INC.
SEGMENT RESULTS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2020
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31, 2020
	Advisory Services	Global Workplace Solutions	Real Estate Investments	Consolidated
Revenue:
Fee revenue	$2,217,718	$906,488	$288,837	$3,413,043
Pass through costs also recognized as revenue	242,656	3,254,802	—	3,497,458
Total revenue	2,460,374	4,161,290	288,837	6,910,501

Costs and expenses:
Cost of revenue	1,482,686	3,840,057	48,087	5,370,830
Operating, administrative and other	579,944	182,052	189,110	951,106
Depreciation and amortization	98,078	33,419	12,328	143,825
Asset impairments	—	—	13,505	13,505
Total costs and expenses	2,160,708	4,055,528	263,030	6,479,266

Gain on disposition of real estate	—	—	12,661	12,661

Operating income	299,666	105,762	38,468	443,896

Equity income (loss) from unconsolidated subsidiaries	1,476	(238)	52,436	53,674
Other income	2,723	1,037	660	4,420
Less: Net income attributable to non-controlling interests	276	—	1,345	1,621
Add-back: Depreciation and amortization	98,078	33,419	12,328	143,825
Add-back: Asset impairments	—	—	13,505	13,505

EBITDA	401,667	139,980	116,052	657,699

Adjustments:
Costs associated with transformation initiatives (1)	75,726	21,066	2,982	99,774
Costs incurred related to legal entity restructuring	4,367	—	—	4,367
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in the period	—	—	2,309	2,309
Integration and other costs related to acquisitions	—	—	212	212
Carried interest incentive compensation reversal to align with the timing of associated revenue	—	—	(11,395)	(11,395)

Adjusted EBITDA	$481,760	$161,046	$110,160	$752,966
_______________
(1)During 2020, management began the implementation of certain transformation initiatives to enable the company to reduce costs, streamline operations and support future growth. The majority of expenses incurred were cash in nature and primarily related to employee separation benefits, lease termination costs and professional fees.

CBRE Press Release
February 23, 2021

CBRE GROUP, INC.
SEGMENT RESULTS—(CONTINUED)
FOR THE THREE MONTHS ENDED DECEMBER 31, 2019
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31, 2019
	Advisory Services	Global Workplace Solutions	Real Estate Investments	Consolidated
Revenue:
Fee revenue	$2,548,122	$877,498	$246,553	$3,672,173
Pass through costs also recognized as revenue	267,274	3,179,960	—	3,447,234
Total revenue	2,815,396	4,057,458	246,553	7,119,407

Costs and expenses:
Cost of revenue	1,702,642	3,746,216	84,995	5,533,853
Operating, administrative and other	597,747	185,653	172,752	956,152
Depreciation and amortization	79,085	31,943	4,334	115,362
Asset impairments	—	—	750	750
Total costs and expenses	2,379,474	3,963,812	262,831	6,606,117

Gain on disposition of real estate	—	—	551	551

Operating income (loss)	435,922	93,646	(15,727)	513,841

Equity (loss) income from unconsolidated subsidiaries	(533)	(572)	41,797	40,692
Other income	2,110	61	573	2,744
Less: Net income attributable to non-controlling interests	551	—	964	1,515
Add-back: Depreciation and amortization	79,085	31,943	4,334	115,362
Add-back: Asset impairments	—	—	750	750

EBITDA	516,033	125,078	30,763	671,874

Adjustments:
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in the period	—	—	9,301	9,301
Costs associated with our reorganization, including cost-savings initiatives	6,899	—	—	6,899
Integration and other costs related to acquisitions	—	—	1,738	1,738
Carried interest incentive compensation expense to align with the timing of associated revenue	—	—	817	817

Adjusted EBITDA	$522,932	$125,078	$42,619	$690,629

CBRE Press Release
February 23, 2021

CBRE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	December 31, 2020	December 31, 2019
Assets:
Cash and cash equivalents (1)	$1,896,188	$971,781
Restricted cash	143,059	121,964
Receivables, net	4,394,954	4,466,674
Warehouse receivables (2)	1,411,170	993,058
Contract assets	471,827	529,772
Income taxes receivable	137,311	233,051
Property and equipment, net	815,009	836,206
Operating lease assets	1,020,352	997,966
Goodwill and other intangibles, net	5,189,522	5,133,039
Investments in unconsolidated subsidiaries	452,365	426,711
Investments held in trust - special purpose acquisition company	402,501	—
Other assets, net	1,704,885	1,486,974

Total assets	$18,039,143	$16,197,196

Liabilities:
Current liabilities, excluding debt and operating lease liabilities	$5,544,649	$5,283,615
Warehouse lines of credit (which fund loans that U.S. Government Sponsored Enterprises have committed to purchase) (2)	1,383,964	977,175
Senior term loans, net	785,678	744,590
4.875% senior notes, net	594,524	593,631
5.25% senior notes, net	—	422,977
Other debt	6,844	7,045
Operating lease liabilities	1,325,321	1,226,421
Other long-term liabilities	892,503	668,630

Total liabilities	10,533,483	9,924,084

Non-controlling interest subject to possible redemption - special purpose acquisition company	385,573	—

Equity:
CBRE Group, Inc. stockholders’ equity	7,078,326	6,232,693
Non-controlling interests	41,761	40,419

Total equity	7,120,087	6,273,112

Total liabilities and equity	$18,039,143	$16,197,196
_______________
(1)Includes $102.9 million and $70.5 million of cash in consolidated funds and other entities not available for company use as of December 31, 2020 and 2019, respectively.
(2)Represents loan receivables, the majority of which are offset by borrowings under related warehouse line of credit facilities.

CBRE Press Release
February 23, 2021

CBRE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$755,868	$1,291,450
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	501,728	439,224
Amortization and write-off of financing costs on extinguished debt	82,705	8,662
Gains related to mortgage servicing rights, premiums on loan sales and sales of other assets	(297,980)	(246,690)
Asset impairments	88,676	89,787
Net realized and unrealized gains, primarily from investments	(17,394)	(28,907)
Provision for doubtful accounts	44,366	20,373
Net compensation expense for equity awards	60,391	127,738
Equity income from unconsolidated subsidiaries	(126,161)	(160,925)
Distribution of earnings from unconsolidated subsidiaries	155,975	199,011
Proceeds from sale of mortgage loans	20,937,521	19,805,060
Origination of mortgage loans	(21,268,114)	(19,389,979)
Increase (decrease) in warehouse lines of credit	406,789	(351,586)
Tenant concessions received	48,030	21,249
Purchase of equity securities	(11,113)	(83,001)
Proceeds from sale of equity securities	13,741	46,949
(Increase) decrease in real estate under development	(105,619)	31,420
Decrease (increase) in receivables, prepaid expenses and other assets (including contract and lease assets)	371,009	(821,134)
Increase in accounts payable and accrued expenses and other liabilities (including contract and lease liabilities)	105,491	306,677
(Decrease) increase in compensation and employee benefits payable and accrued bonus and profit sharing	(100,142)	244,895
Decrease (increase) in net income taxes receivable/payable	173,648	(274,436)
Other operating activities, net	11,364	(52,457)
Net cash provided by operating activities	1,830,779	1,223,380
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(266,575)	(293,514)
Acquisition of businesses, including net assets acquired, intangibles and goodwill, net of cash acquired	(27,848)	(355,926)
Contributions to unconsolidated subsidiaries	(146,409)	(105,947)
Distributions from unconsolidated subsidiaries	88,731	33,289
Other investing activities, net	10,516	1,074
Net cash used in investing activities	(341,585)	(721,024)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior term loans and revolving credit facility	835,671	3,909,000
Repayment of senior term loans and revolving credit facility	(835,671)	(3,909,000)
Repayment of 5.25% senior notes (including premium)	(499,652)	—
Repayment of debt assumed in acquisition of Telford Homes	—	(110,687)
Establishment of trust account for special purpose acquisition company	(402,500)	—
Sale of non-controlling interest - special purpose acquisition company	393,661	—
Proceeds from notes payable on real estate	90,552	6,694
Repayment of notes payable on real estate	(24,704)	—
Repurchase of common stock	(50,028)	(145,137)
Acquisition of businesses (cash paid for acquisitions more than three months after purchase date)	(44,700)	(42,147)
Units repurchased for payment of taxes on equity awards	(43,835)	(18,426)
Non-controlling interest contributions	2,173	46,612
Non-controlling interest distributions	(4,330)	(3,957)
Other financing activities, net	(41,893)	(4,901)
Net cash used in financing activities	(625,256)	(271,949)
Effect of currency exchange rate changes on cash and cash equivalents and restricted cash	81,564	(606)
NET INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	945,502	229,801
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT BEGINNING OF YEAR	1,093,745	863,944
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT END OF YEAR	$2,039,247	$1,093,745
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$67,463	$86,666
Income tax payments, net	$51,681	$365,065

CBRE Press Release
February 23, 2021

Non-GAAP Financial Measures
The following measures are considered “non-GAAP financial measures” under SEC guidelines:
(i)Fee revenue
(ii)Adjusted revenue for the Real Estate Investments segment
(iii)Net income attributable to CBRE Group, Inc. stockholders, as adjusted (which we also refer to as “adjusted net income”)
(iv)Diluted income per share attributable to CBRE Group, Inc. stockholders, as adjusted (which we also refer to as “adjusted earnings per diluted share” or “adjusted EPS”)
(v)Adjusted EBITDA and adjusted EBITDA on revenue and fee revenue margins
(vi)Free cash flow
(vii)Net cash
These measures are not recognized measurements under United States generally accepted accounting principles (GAAP). When analyzing our operating performance, investors should use these measures in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with GAAP. Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.
Our management generally uses these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes. The company believes these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. The company further uses certain of these measures, and believes that they are useful to investors, for purposes described below.
With respect to fee revenue: the company believes that investors may find this measure useful to analyze the financial performance of our Global Workplace Solutions and Property and Advisory Project Management business lines and our business in general. Fee revenue excludes costs reimbursable by clients, and as such provides greater visibility into the underlying performance of our business.
With respect to adjusted revenue: the company believes that investors may find this measure useful to analyze the financial performance of our Real Estate Investments segment because it is more reflective of this segment’s total operations.
With respect to adjusted net income, adjusted EPS, adjusted EBITDA and adjusted EBITDA on revenue and fee revenue margins: the company believes that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions—and in the case of adjusted EBITDA and adjusted EBITDA on revenue and fee revenue margins—the effects of financings and income tax and the accounting effects of capital spending. All of these measures and adjusted revenue may vary for different companies for reasons unrelated to overall operating performance. In the case of adjusted EBITDA, this measure is not intended to be a measure of free cash flow for our management’s discretionary use because it does not consider cash requirements such as tax and debt service payments. The adjusted EBITDA measure calculated herein may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt. The company also uses adjusted EBITDA and adjusted EPS as significant components when measuring our operating performance under our employee incentive compensation programs.
With respect to free cash flow, the company believes that investors may find this measure useful to analyze the cash flow generated from operations after accounting for cash outflows to support operations and capital expenditures. With respect to net cash, the company believes that investors use this measure when calculating the company’s net leverage ratio.

CBRE Press Release
February 23, 2021

Net income attributable to CBRE Group, Inc. stockholders, as adjusted (or adjusted net income), and diluted income per share attributable to CBRE Group, Inc. stockholders, as adjusted (or adjusted EPS), are calculated as follows (dollars in thousands, except share and per share data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Net income attributable to CBRE Group, Inc.	$313,765	$637,618	$751,989	$1,282,357

Plus / minus:
Costs associated with transformation initiatives (1)	99,774	—	155,148	—
Asset impairments	13,505	750	88,676	89,787
Non-cash depreciation and amortization expense related to certain assets attributable to acquisitions	18,734	19,851	76,015	81,005
Write-off of financing costs on extinguished debt	75,592	—	75,592	2,608
Costs associated with workforce optimization efforts (2)	—	—	37,594	—
Depreciation expense related to transformation initiatives	20,692	—	20,692	—
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in the period	2,309	9,301	11,598	9,301
Costs incurred related to legal entity restructuring	4,367	6,899	9,362	6,899
Integration and other costs related to acquisitions	212	1,738	1,756	15,292
Carried interest incentive compensation expense (reversal) to align with the timing of associated revenue	(11,395)	817	(22,912)	13,101
Tax impact of adjusted items and tax benefit attributable to outside basis difference recognized as a result of a legal entity restructuring	(46,836)	(228,420)	(97,880)	(286,945)
Costs associated with our reorganization, including cost-savings initiatives (3)	—	—	—	49,565

Net income attributable to CBRE Group, Inc., as adjusted	$490,719	$448,554	$1,107,630	$1,262,970

Diluted net income per share attributable to CBRE Group, Inc., as adjusted	$1.45	$1.32	$3.27	$3.71

Weighted average shares outstanding for diluted income per share	338,799,615	340,333,005	338,392,210	340,522,871
_______________
(1)During 2020, management began the implementation of certain transformation initiatives to enable the company to reduce costs, streamline operations and support future growth. The majority of expenses incurred were cash in nature and primarily related to employee separation benefits, lease termination costs and professional fees.
(2)Primarily represents costs incurred related to workforce optimization initiated and executed in the second quarter of 2020 as part of management’s cost containment efforts in response to the Covid-19 pandemic. The charges are cash expenditures primarily for severance costs incurred related to this effort and were included in the “Operating, administrative and other” line in the accompanying consolidated statements of operations for the year ended December 31, 2020. Of the total costs, $7.4 million was included within the “Cost of revenue” line item and $30.2 million was included in the “Operating, administrative and other” line item in the accompanying operating results for the twelve months ended December 31, 2020.
(3)Primarily represents severance costs related to headcount reductions in connection with our reorganization announced in the third quarter of 2018 that became effective January 1, 2019.

CBRE Press Release
February 23, 2021

Adjusted EBITDA is calculated as follows (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Net income attributable to CBRE Group, Inc.	$313,765	$637,618	$751,989	$1,282,357

Add:
Depreciation and amortization	143,825	115,362	501,728	439,224
Asset impairments	13,505	750	88,676	89,787
Write-off of financing costs on extinguished debt	75,592	—	75,592	2,608
Interest expense, net of interest income	15,958	18,116	67,753	85,754
Provision for (benefit of) income taxes	95,054	(99,972)	214,101	69,895

EBITDA	657,699	671,874	1,699,839	1,969,625

Adjustments:
Costs associated with transformation initiatives (1)	99,774	—	155,148	—
Costs associated with workforce optimization efforts (2)	—	—	37,594	—
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in the period	2,309	9,301	11,598	9,301
Costs incurred related to legal entity restructuring	4,367	6,899	9,362	6,899
Integration and other costs related to acquisitions	212	1,738	1,756	15,292
Carried interest incentive compensation expense (reversal) to align with the timing of associated revenue	(11,395)	817	(22,912)	13,101
Costs associated with our reorganization, including cost-savings initiatives (3)	—	—	—	49,565

Adjusted EBITDA	$752,966	$690,629	$1,892,385	$2,063,783
_______________
(1)During 2020, management began the implementation of certain transformation initiatives to enable the company to reduce costs, streamline operations and support future growth. The majority of expenses incurred were cash in nature and primarily related to employee separation benefits, lease termination costs and professional fees.
(2)Primarily represents costs incurred related to workforce optimization initiated and executed in the second quarter of 2020 as part of management’s cost containment efforts in response to the Covid-19 pandemic. The charges are cash expenditures primarily for severance costs incurred related to this effort and were included in the “Operating, administrative and other” line in the accompanying consolidated statements of operations for the year ended December 31, 2020. Of the total costs, $7.4 million was included within the “Cost of revenue” line item and $30.2 million was included in the “Operating, administrative and other” line item in the accompanying operating results for the twelve months ended December 31, 2020.
(3)Primarily represents severance costs related to headcount reductions in connection with our reorganization announced in the third quarter of 2018 that became effective January 1, 2019.

CBRE Press Release
February 23, 2021

Revenue includes client reimbursed pass through costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients, both of which are excluded from fee revenue. Reconciliations are shown below (dollars in thousands):

	Three Months Ended December 31,
	2020	2019
Property and Advisory Project Management
Fee revenue	$338,121	$353,379
Plus: Pass through costs also recognized as revenue	242,656	267,274
Revenue	$580,777	$620,653

	Three Months Ended December 31,
	2020	2019
GWS Facilities Management Revenue
Fee revenue	$759,200	$707,803
Plus: Pass through costs also recognized as revenue	2,818,559	2,770,037
Revenue	$3,577,759	$3,477,840

	Three Months Ended December 31,
	2020	2019
GWS Project Management Revenue
Fee revenue	$122,417	$114,152
Plus: Pass through costs also recognized as revenue	422,128	389,594
Revenue	$544,545	$503,746

Real Estate Investments adjusted revenue is computed as follows (dollars in thousands):

	Three Months Ended December 31,
	2020	2019
Real Estate Investments
Total revenue	$288,837	$246,553
Adjustments:
Less: Cost of revenue	48,087	84,995
Add: Gain on disposition of real estate	12,661	551
Add: Equity income from unconsolidated subsidiaries	52,436	41,797
Less: Net income attributable to non-controlling interests	1,345	964
Add: Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in the period	2,309	9,301
Net adjustments	17,974	(34,310)
Total adjusted revenue	$306,811	$212,243